Exhibit 99.1

NEWS RELEASE

Contact:

Steve Workman

408-548-1000

VP Finance, Chief Financial Officer

Shelby Palmer

Investor Relations

investor.relations@finisar.com

Tel:         408-542-5050

Fax:         408-745-6097

Finisar Corporation Announces Acquisition of BaySpec, Inc.

SUNNYVALE, Calif.—(Internet Wire)—March 15, 2002—Finisar Corporation (Nasdaq:FNSR), a technology leader in gigabit fiber optic solutions for high-speed data networks, today reported that it had entered into a definitive agreement to acquire privately held BaySpec, Inc. headquartered in Fremont, CA.

Founded in March 1999, and funded by Broadview, CDIB Ventures, Cisco, H&Q Asia Pacific, Intel and Finisar, BaySpec has developed the world’s most cost-effective solution for multiplexing and de-multiplexing multiple DWDM wavelengths for metro and telecom applications. Based on its proprietary Volume Phase Grating (VPGTM) technology, BaySpec has been able to develop a mux/demux which is capable of combining and separating 16 to 80 wavelengths with low losses in an athermal package.  Finisar gains access to this important technology as well as a talented engineering and management group.

“BaySpec is a perfect fit for Finisar,” said Jerry Rawls, Finisar’s President and CEO.  “They help complete our vision for enabling the rollout of new wavelength services for metro access.  We plan to provide DWDM at a fraction of the cost we are seeing today,” added Rawls. “We helped enable an entire SAN industry by demonstrating that you could send gigabit rate signals over inexpensive multimode fibers.    We stand on the verge of doing the same for the economics of metro access.”

“We are excited by the possibilities that arise from the combination of Finisar and BaySpec technologies,” said Dr. William Yang, BaySpec’s founder, President and CEO. “The two companies together will be able to offer fiber optic products that have world class performance and disruptive costs.  It is with great pleasure and anticipation that we become part of Finisar.”

Under the terms of the agreement, BaySpec will merge with a wholly-owned subsidiary of Finisar, and BaySpec stockholders will be entitled to receive approximately 5.5 million shares of Finisar Common Stock including shares issuable upon exercise of options assumed in the merger plus up to an additional 1.5 million shares upon attaining certain revenue and technical milestones. The transaction will be accounted for as a purchase and is intended to qualify as a tax-free reorganization.  The closing price of Finisar’s Common Stock on March 15, 2002 was $7.51 per share, giving the transaction a potential aggregate value of $53 million.

Following the merger, BaySpec will become an integral part of Finisar’s passive optics effort to be headed by Dr. William Yang.

The transaction is expected to be completed during the first quarter of fiscal 2003 ending July 31, 2002, and is subject to approval by BaySpec’s stockholders, the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act, and other customary conditions.

Live Webcast

Finisar plans to discuss its acquisition of BaySpec during a conference call for investors at 8:00 a.m. EST (5:00 a.m. PST) on Monday, March 18, 2002. The call will be broadcast live over the Internet, and the Webcast will include a PowerPoint presentation.  To access the Webcast, interested investors are encouraged to log onto the broadcast at least 15 minutes prior to the call, on the Investor Relations section of Finisar’s web site, located at www.finisar.com. Participating in the call will be Jerry Rawls, Finisar’s President and CEO, and Steve Workman, Finisar’s CFO.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACTS OF 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Finisar’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the rapidly evolving markets for Finisar’s products and uncertainty regarding the development of these markets; Finisar’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; intensive competition; and potential problems related to the assimilation and integration of the operations, technologies and products of recently acquired companies, Sensors Unlimited, Demeter Technologies, Medusa Technologies, Shomiti Systems, Transwave Fiber, AIFOtec, GmbH and the announced acquisition of BaySpec, Inc. Other risks relating to Finisar’s business are set forth in Finisar’s Annual Report on Form 10–K and other interim reports as filed with the Securities and Exchange Commission.

ABOUT FINISAR

Finisar Corporation (Nasdaq:FNSR) is a technology leader for fiber optic subsystems and network performance test systems which enable high-speed data communications over Gigabit Ethernet local area networks (LANs), Fibre Channel storage area networks (SANs), and metropolitan area networks (MANs). The Company is focused on the application of digital fiber optics to provide a broad line of high-performance, reliable, value-added optical subsystems for networking and storage equipment manufacturers. The Company’s headquarters are located at 1308 Moffett Park Drive, Sunnyvale, CA 94089. For more information, visit the Company’s web site at http://www.finisar.com.